HEALTH CARE PROPERTY INVESTORS, INC.
                      10990 WILSHIRE BOULEVARD, SUITE 1200
                          LOS ANGELES, CALIFORNIA 90024
                                 (310) 473-1990
                               FAX: (310) 444-7817

                                  June 11, 1996


VIA FEDERAL EXPRESS
- -------------------

Mr. Edward Komp
Chief Executive Officer
Integrated Living Communities, Inc.
10065 Red Run Boulevard
Owings Mills, Maryland 21117

Dear Ed:

         The purpose of this letter is to confirm our mutual intent and agreement in principle with respect to the general terms and conditions of a master agreement pursuant to which Integrated Living Communities, Inc., a Delaware corporation, or an affiliate thereof ("ILC") and Health Care Property Investors, Inc., a Maryland corporation, or an affiliate thereof ("HCPI") may enter into a series of agreements to develop and lease, purchase and lease, or sell and lease back the land, improvements and personal property of certain congregate, assisted living, alzheimer and skilled nursing facilities, (the "Facilities", or a "Facility").

         Under the master agreement, HCPI will invest a total of up to $100 million in the land, improvements, and personal property of Facilities to be approved by HCPI. Of HCPI's total investment, no less than $40 million will be in existing properties including the Existing Facilities shown on the attached Exhibit A and additional Facilities to be identified at a later date ("Existing Facilities"). The remainder may be invested in new construction projects from the list of New Facilities shown on the attached Exhibit A ("New Facilities"). ILC will develop each New Facility under a separate development agreement pursuant to the terms set forth in the Development Agreement included as Exhibit I herein. ILC (the "Lessee") will lease each New and Existing Facility pursuant to a lease having the terms and conditions set forth on the Lease Term Sheet included as Exhibit II herein.

         As soon as practical after the date hereof, HCPI will submit for your review drafts of the master agreements, which will include the forms of contract of acquisition, development agreement, lease, and ancillary agreements containing the terms set forth in Exhibit I and Exhibit II. The definitive agreements will contain representations and warranties, indemnities, affirmative convenants and conditions precedent as are customary in transactions of this type and include provisions which protect Health Care Property Investors, Inc.'s tax status as a real estate investment trust and such other provisions as shall be mutually agreeable.

         Exhibit III sets forth the form for the required Irrevocable Standby Letter of Credit, and Exhibit IV sets forth the definitive insurance provisions we require during the construction of each Facility and the term of each Lease.

Mr. Edward Komp
June 11, 1996
Page 2


         Each party agrees to take such corporate and other actions as will be necessary and appropriate to cause the transaction referred to above to be duly consummated as soon as practicable. Subject to paragraph 16, each party also has agreed to cause its officers, directors, and agents to cooperate fully with the other parties in connection with the transaction contemplated hereby.

         The obligations of HCPI to consummate this transaction and close each Facility will be subject to:

         1. For New Facilities, receipt of all consents and approvals from governmental authorities and others required for construction, including without limitation, all building permits, receipt and approval of all construction plans, specifications and contracts, and evidence of satisfactory insurance coverage for the construction phase.

         2. Receipt of evidence that the zoning ordinances, general plans and all other land use regulations of the applicable jurisdictions and all other convenants, conditions and restrictions, if any, affecting the Facility permit the transfer of the land and construction and use of the Facility (and reconstruction and resumption of use in the event of damage, destruction, or cessation of use) for the business to be conducted thereon as a matter of right for an unlimited time period and not merely as a legal nonconforming use.

         3. Receipt of evidence of compliance with all legal requirements, including but not limited to all permits and licenses, and proof that the Facility is or will be (for Existing and New Facilities, respectively) in compliance, in all material respects, with all applicable federal, state and local laws, ordinances and regulations, including but not limited to rules and regulations relating to Medicare and Medicaid fraud and abuse practices, if applicable, and all insurance requirements.

         4. Disclosures in writing, for HCPI's approval, of all pending or threatened litigation or governmental proceedings seeking to enjoin, challenge or collect material damages in connection with ILC or the Facility if it is an Existing Facility.

         5. Receipt of title commitments for the Facility satisfactory to HCPI in current ALTA extended coverage form for the State in which the Facility is located without any creditors' rights exceptions. The policies will provide coverage satisfactory to HCPI with respect to: covenants, conditions and restrictions affecting the Facility; completion, dedication and maintenance of, and access to the Facility; the ability to conduct the business of the Facility within, and compliance with, the requirements of applicable zoning and other land use regulations, as described in Item 2 above; insuring over and against any party in possession of the Facility; and such other title

Mr. Edward Komp
June 11, 1996
Page 3


                  issues as reasonably required by HCPI. The policy will be in an amount at least equal to the Total Construction Cost or Purchase Price, whichever is applicable, of the Facility (as defined in Exhibits I and II). HCPI will also have received a chain of title report showing all previous owners and lessees of the land from 1940 to the present.

         6. For New Facilities, receipt of an "as built" ALTA survey for the property prior to closing the land purchase and an "as built" ALTA survey after completion of the foundation and completion of the Facility. For Existing Facilities, receipt of an "as built" ALTA survey. The surveys will be certified to HCPI and the title company as being true and accurate and will identify thereon all easements (including utility easements), building lines, roads and other such items as may be required by HCPI or the title company. The surveys will indicate that there are no encroachments onto any adjacent properties or onto any building line or easement affecting the Facility except encroachments allowed by easements or other agreements with affected landowners that are satisfactory to HCPI.

         7. Satisfactory completion of environmental due diligence, including but not limited to receipt of a written report satisfactory to HCPI from a qualified geotechnical or engineering firm acceptable to HCPI concerning the presence of hazardous substances on, in, or under the Facility or adjacent properties.


         8. Receipt of legal opinions from ILC's counsel in form and substance reasonably satisfactory to HCPI and its counsel.

         9. Receipt of the Letter of Credit as described in Exhibits I and II.

         10. HCPI's funding of the New Facilities will be contingent upon ILC completing an initial public offering which results in shareholder's equity as determined using generally accepted accounting principles of not less than $75 million dollars.

         11. For each closing, receipt and approval of Existing Facility operating statements, if applicable, and financial statements for ILC and its affiliates for the most recent quarter end prior to closing; and verification that no material adverse change in the financial condition, business, or prospects of ILC or any of its affiliates has occurred from the date of the most recent quarter end to the time of closing.

         12.      Approval  of  the  detailed  budget,  plans,   specifications,
                  construction and architects' contracts, and major subcontracts for each new Facility.

         13. Review and approval of the transaction by HCPI's tax counsel for compliance with REIT requirements.

Mr. Edward Komp
June 11, 1996
Page 4


         14.      Satisfactory site visits for each Facility.

         15. Satisfactory physical inspections for each Existing Facility, including but not limited to receipt of a written report satisfactory to HCPI from architectural and engineering firms related to inspections of the Facility's physical condition and compliance with the Americans with Disabilities Act.

         16. Ratification of all of the terms contained in this letter and the attached exhibits by the Investment Committee of the Board of Directors of HCPI. The Committee may require other terms and conditions when considering the financial condition of ILC and other relevant matters.

         17. Review and approval of feasibility studies and satisfactory completion of all other due diligence items customary in a transaction of this type.

         Each party to this agreement represents to the other that no action of such party has entitled any broker, finder, or other person to any commission or finder's fee in connection with the transaction contemplated hereby.

         We are pleased to submit this letter to you. This letter is not intended to be binding upon either party except with respect to the Lessee's obligations to pay expenses as set forth below. If you are in agreement with the foregoing, please sign this letter where indicated and initial each page of the exhibits and return it to the undersigned along with your check made out to Health Care Property Investors, Inc. in the amount of $200,000 payable as an Expense Deposit. The enclosed copy is for your records. Unless and until the transactions contemplated hereunder close, the parties hereto agree that the existence and terms of this commitment will remain confidential. If any party determines for whatever reason not to pursue further negotiations with respect to the definitive agreements or the transactions contemplated herein, HCPI shall return to ILC that portion of the Expense Deposit required to be returned in accordance with the terms set forth under the heading "Expense Deposit" in
Exhibit II attached hereto. This commitment must be executed and the Expense Deposit must be paid by June 26, 1996 or the commitment will expire. Once this commitment is executed, HCPI will be under no obligation under the terms of this commitment for any Facilities not closed by June 30, 1997.

                                                    Very truly yours,


                                                    /s/ James G. Reynolds
                                                    ---------------------------
                                                    James G. Reynolds
                                                    Executive Vice President
                                                    Chief Financial Officer

Mr. Edward Komp
June 11, 1996
Page 5










Agreed to and confirmed as of this 25th day of June, 1996.

Integrated Living Communities, Inc.


By:   /s/ Edward Komp
    -------------------------
      Edward Komp
      Chief Executive Officer


cc: John Poole

                                    EXHIBIT I
                       INTEGRATED LIVING COMMUNITIES, INC.
                              DEVELOPMENT AGREEMENT
                              ---------------------
                           (for New Facilities only)



Maximum Cost: The Maximum Cost and a development budget for each Facility will be approved by HCPI and will be set forth in a separate Development Agreement relating to such Facility. In addition, for each Facility, ILC and HCPI will execute a Contract of Acquisition to acquire the land for such Facility. The cost of the land is included in Maximum Cost for each Facility, and such land cost will not exceed fair market value as determined by Valuation Counselors Group, Inc. HCPI reserves the right to approve each Facility's feasibility at HCPI's reasonable discretion.

Developer: ILC.
- ----------

Total Construction Cost: The Total Construction Cost will equal land costs plus total actual construction costs, one point on Maximum Cost to be accrued as a cost by HCPI, all legal costs (including in-house legal costs) of HCPI and all legal costs of the Lessee and the Developer, title insurance costs, appraisal costs, environmental and engineering fees, a construction administration fee to be accrued as a cost by HCPI equal to $1,550 per month, and an allowance for HCPI's cost of money at 1.50 percent over the Bank of New York prime rate calculated using a 360 day year. The construction administration fee will be reduced to $1,250 per month for all Facilities which are within one hour driving distance from another Facility which is under construction at the same time. Total Construction Cost will include the project contingency set forth in the budget only to the extent actually expended. Overruns, if any, including HCPI's carrying cost overruns, to be paid by ILC. HCPI will not be required to pay a Total Construction Cost in excess of Maximum Cost.

Services to be Provided by the Developer: Each Development Agreement will require that the Developer will arrange, coordinate and carry out all services for the development of the Facility, including:


         1. Obtaining all approvals necessary to construct and operate the Facility.

         2. Negotiating and entering into construction contracts, architects' contracts and other contracts and agreements related to the construction of the Facility. Such contracts to be assignable to HCPI.

         3. Establishing a system of accounts and record keeping during construction adequate to manage the construction of the Facility and reasonably satisfactory to HCPI.

                                    EXHIBIT I
                       INTEGRATED LIVING COMMUNITIES, INC.
                              DEVELOPMENT AGREEMENT
                              ---------------------
                           (for New Facilities only)
                                  (continued)
                                  -----------


Services to be Provided by the Developer: (continued)
- -----------------------------------------

         4. Monitoring performance under all construction documents and reporting monthly the status of estimated costs to develop and construct the Facility in relation to established budgets.


         5. Managing and coordinating contractors, architects and other consultants.

         6. Reviewing and proposing changes, as required, to the plans and specifications of any item relating to the construction of the Facility.

         7. Performing on behalf of HCPI all functions and duties of the owner under the construction contract and other contract documents relating to the construction of the Facility.

         Developer will cause plans and specifications for the construction of the Facilities and related site work to be prepared by licensed engineers and architects and in accordance with applicable codes and local construction customs and techniques (the "Plans"). HCPI will have the right to approve the Plans prior to the execution of the corresponding Development Agreement and to reasonably approve any material changes. Developer will assure that (a) the Plans are in compliance with applicable codes and are adequate for the construction of the Facilities; and (b) that the construction of the Facilities is done in a good and workmanlike manner in keeping with local custom and construction methods.

Construction Draw Requests: The costs of land acquisition (including all costs related thereto) will be disbursed at closing under the land acquisition contract. Draw requests will be reviewed monthly and will be based on the pro rata share completion to date of each construction line item listed in the HCPI approved detailed budget. Ten percent of the total budget will be retained until Substantial Completion. (As defined in the Lease Term Sheet). Each draw request must be accompanied by supporting documentation, including but not limited to lien releases from the general contractor and all subcontractors no more than one month in arrears with respect to services performed or materials purchased in excess of $5,000, detailed cost breakdowns, fee schedules, documentation supporting all costs spent to date, and copies of all subcontracts not previously submitted.

Payment and Completion Bond: A payment and completion bond will be required from the General Contractors.

                                    EXHIBIT I
                       INTEGRATED LIVING COMMUNITIES, INC.
                              DEVELOPMENT AGREEMENT
                              ---------------------
                           (for New Facilities only)
                                  (continued)
                                  -----------


Land Contract of Acquisition and Development Agreement Guarantees: By ILC, including completion of the Facilities, at no cost to HCPI in excess of each of their Maximum Costs.

Guaranteed Completion Date: ILC will guarantee completion of each Facility within 12 months from the date its Development Agreement is executed.

Development Fee: The amount of the Development Fee will equal the actual fees agreed to be paid by ILC to an unrelated third party developer, not to exceed five percent (5%) of Maximum Cost. Such amounts shall be paid 25 percent upon construction commencement, 25 percent upon half completion and 50 percent upon Substantial Completion, or as reasonably agreed to by HCPI.

Letters of Credit: ILC will provide a letter of credit equal to six months' estimated lease payments at closing of the land purchase and Development Agreement for each Facility. The letter of credit will secure all obligations under the Contract of Acquisition, Development Agreement and Lease (see letter of credit requirement under the Lease Term Sheet). The letter of credit will be cross defaulted and cross collateralized and will secure all existing and future obligations of ILC and any of their affiliates to HCPI or its affiliates.

Insurance: Adequate workman's compensation insurance and builder's risk insurance will be maintained during construction of the Facilities. Such workman's compensation insurance will be in accordance with the requirements of applicable local, state and federal laws.

                                   EXHIBIT II
                      INTEGRATED LIVING COMMUNITIES, INC.
                                LEASE TERM SHEET
                                ----------------
                       (for New and Existing Facilities)


Lessee: Simultaneously with the purchase of the New Facility land or Existing Facility, Integrated Living Communities, Inc. ("ILC") will enter into a lease of the Facility. The lease terms for the Facility will commence on the Lease Commencement Date as shown below.

Lessor:  Health Care Property Investors, Inc. or an affiliate ("HCPI").

Existing Facility Purchase Price: HCPI will pay fair market real estate value for each Existing Facility, as verified by Valuation Counselors Group, Inc. Also for Facilities to be acquired from third parties, the Purchase Price will not be more than the acquisition price for the real estate and personal property, excluding working capital items, as agreed to by such third party and ILC.

Triple Net Lease: The Facilities will be leased on a completely net basis. Lessee will be responsible for all expenses associated with the Facilities, including but not limited to maintenance, repairs, insurance, property taxes, sales taxes, other business profits taxes, and franchise taxes charged to Lessor or its affiliates as a result of the Facilities' ownership (excluding in all events federal and state income taxes). HCPI reserves the right to quote a higher lease rate on facilities located in the few States that require income taxes for real estate investment trusts.

Primary Term:  Lessee will lease the Facilities for 15 years.

Renewal Options: Lessee will have two ten-year renewal options at fair market value lease rates, but not less than the total rent paid in the final year of the most recent prior term. Beginning in the second year of each renewal term, Additional Rent will be calculated as provided under "Additional Rent" below, except that Base Revenues will equal Gross Revenues for the first Lease Year of the applicable renewal term. All of the Facilities must be renewed together as a group and not individually.

Lease Commencement Date: Lease commencement for each Existing Facility will be the closing date of the transaction. Lease commencement for each New Facility will be the earliest of (1) receipt of Certificate of Occupancy, Architect's Certificate of Completion, and all licenses and approvals necessary for operation of the New Facility for its Primary Intended Use (hereafter referred to as "Substantial Completion"), (2) the day the Lessee opens for business, or
(3) the Guaranteed Completion Date (as defined in Exhibit I).

Base Rent: Annual base rent will be paid monthly in advance calculated as shown below. Base spreads quoted may be adjusted as agreed upon by HCPI and ILC in the event financing conditions materially differ at the time each Lease commences.

                                   EXHIBIT II
                      INTEGRATED LIVING COMMUNITIES, INC.
                                LEASE TERM SHEET
                                ----------------
                       (for New and Existing Facilities)
                                   (continued)


         Existing Facilities: The base lease rate will equal 325 basis points above the 10-year Treasury Note rate published in the Wall Street Journal, three business days prior to lease commencement. The Base Rent will equal the lease rate multiplied by the Existing Facility Purchase Price.

         New Facilities: The base lease rate will equal 350 basis points above the 10-year Treasury Note rate published in the Wall Street Journal, three business days prior to lease commencement. The Base Rent will equal the lease rate multiplied by the actual Total Construction Cost, not to exceed the Maximum Cost (both terms as defined in the Development Agreement).

Additional Rent: Additional Rent will be increased annually and paid quarterly in arrears. Beginning in the second year of the Lease, and for each year thereafter, Additional Rent will equal the sum of (a) the prior year's additional rent, and (b) the annual change in the CPI multiplied by the prior year's total rent.

In no event will additional rent be less than the sum of (a) the additional rent paid for the previous year plus (b) one hundred percent (100%) of the Facility's Gross Revenues in excess of Base Revenues, up to but not exceeding an amount equal to two percent (2%) of the prior year's total rent. For Additional Rent purposes, Gross Revenues will equal annual revenues (including ancillary revenues) less bad debts, and Base Revenues will equal 50% of second lease year Gross Revenues.

In no event will additional rent be greater than a five percent (5%) annual increase over the previous year's total rent.


Letter of  Credit:  An  annually  renewed  letter of credit in the form shown as
Exhibit III and equal to six months total lease payments issued by a commercial bank reasonably satisfactory to HCPI will be required to secure the Contract of Acquisition, Development Agreement, and Lease obligations. Lessee must provide the letter of credit on the date the Development Agreement is executed for New Facilities, and at closing for Existing Facilities. The letter of credit will be reduced to four months total lease payments after ILC has completed an initial public offering which results in shareholder's equity, as determined using generally accepted accounting principles, of not less than $75 million dollars. The letter of credit will also secure all existing or future obligations between ILC and any of its affiliates and HCPI and its

                                   EXHIBIT II
                      INTEGRATED LIVING COMMUNITIES, INC.
                                LEASE TERM SHEET
                                ----------------
                       (for New and Existing Facilities)
                                  (continued)


affiliates. HCPI can draw all or any part of the letter of credit upon a default under any existing or future agreement between HCPI and its affiliates, and ILC and any of its affiliates.

Land  Contract  of  Acquisition,  Development  Agreement  and  Lease  Obligation
Gurantees: Full guarantee by ILC.

Cross Default and Cross Collateralization: All agreements, all letters of credit, and all Leases, existing and future, will be cross defaulted and cross collateralized with all other agreements between HCPI or its affiliates and ILC or its affiliates.

Other Assets: HCPI will have no interest whatsoever in Lessee's accounts receivable, inventory or equipment not purchased by HCPI. Lessee will grant Lessor a security interest in all of Lessee's Intangible Property. Lessee Intangible Property will include but not be limited to all licenses and permits, certificates of need, and the right to use any trade names associated with the respective Facilities.

Insurance: As detailed in Exhibit IV, the policy must name HCPI as the additional insured with a rider that HCPI must be notified of any material change. The policy must cover general liability and malpractice with a limit of not less than $1,000,000 per occurrence and $3,000,000 annual aggregate.

Broker's Fees:  There are no brokers' fees associated with this transaction.

Sublease and Assignment: Consent to a sublease or assignment of the Lease will be at HCPI's sole and absolute discretion. Any master sublease will be subordinate to the Lease and may be terminated by HCPI in the event of a termination of the Lease. HCPI will require appropriate clauses, to be negotiated, in any sublease to (i) assure that the income to be derived by HCPI with respect to such sublease will qualify under the REIT gross income tests and
(ii) protect its tax status as a Real Estate Investment Trust. In the event HCPI approves a sublease, HCPI will require Lessee to pay to HCPI in consideration for consent to sublease the difference between fair market rent for the Facilities, as determined by appraisal and total rent actually payable under the lease until lease termination. Lessee will pay such consideration on a monthly basis throughout the duration of any sublease. In the event HCPI approves an assignment, HCPI will require Lessee to pay HCPI in consideration for consent to such assignment, the gross fair market value of Lessee's leasehold interest as determined by appraisal.

Expense Deposit: An Expense Deposit of $200,000 will be due upon signing the commitment letter. For purposes of reimbursement, the Deposit will be allocated on a pro rata basis. The

                                   EXHIBIT II
                      INTEGRATED LIVING COMMUNITIES, INC.
                                LEASE TERM SHEET
                                ----------------
                       (for New and Existing Facilities)
                                  (continued)


Deposit for New Facilities will be reimbursed to ILC with the first construction draw. HCPI will keep all Deposits collected for Existing Facilities. In the event the transaction does not close for any reason, other than ILC choosing another financing source, any portion of the Deposit not paid to third parties will be refunded.

Transaction Costs: For New Facilities, HCPI legal costs (including in-house costs), appraisal costs (if any), engineering fees, environmental fees, and HCPI construction administration fees equal to $1,550 per month and all other closing costs associated with construction will be funded and included in the Total Construction Cost. For Existing Facilities, HCPI will pay its own legal costs (including in-house costs), appraisal costs, engineering fees, and environmental fees up to the amount of the Expense Deposit allocated to that Existing
Facility. ILC will pay HCPI's costs in excess of the amount of the Expense Deposit allocated to that Existing Facility and all other closing costs.

Notwithstanding the foregoing, HCPI's maximum legal costs associated with the development of a definitive master agreement (including the negotiation of definitive forms of the Leases, the Development Agreements and all related documentation) will not exceed $100,000. HCPI assumes that it will receive from ILC, complete due diligence information for the first three Facilities shortly after execution of the commitment and that development and negotiation of legal documents for the first Facility will constitute the master agreement for all the Facilities. If legal documents can be developed for the second and third Facilities at the same time and the three Facilities close simultaneously, the $100,000 maximum will cover legal documentation costs for the first three Facilities. If only the first one or two Facilities can be closed together, the $100,000 will cover documentation costs for the first one or two Facilities. The $100,000 will be allocated accordingly among the first one, two, or three Facilities. HCPI and ILC will share equally in all of HCPI's legal costs over $100,000. HCPI's maximum legal costs for additional Facilities which close simultaneously with the first three facilities will not exceed $10,000 per Facility. HCPI and ILC will share equally in all of HCPI's legal costs in excess of $10,000.

For subsequent closings, HCPI's legal costs will not exceed $35,000 for the first facility and $10,000 for each additional facility which closes simultaneously. HCPI and ILC will share equally in all of HCPI's legal costs in excess of these amounts.

Commitment Fee: The Lessee shall pay HCPI a non-refundable Lease Commitment Fee, calculated as one percent (1%) of the Purchase Price of each Existing Facility, which shall be due and payable at the closing.

                                   EXHIBIT II
                      INTEGRATED LIVING COMMUNITIES, INC.
                                LEASE TERM SHEET
                                ----------------
                       (for New and Existing Facilities)
                                  (continued)


Ratification: The terms contained herein are subject to ratification by the Investment Committee of the Board of Directors of Health Care Property Investors, Inc. The Committee may require other terms and conditions, when considering the financial condition of the Lessee, the Facilities and other relevant matters.

                                  EXHIBIT III

                      IRREVOCABLE STANDBY LETTER OF CREDIT





- ------------------------------------
10990 Wilshire Boulevard, Suite 1200
Los Angeles, California  90024

Date:                                   Letter of Credit No.:
     -------------------------------                           -----------------

                                        Expiration Date:
                                                         -----------------------


GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for the account of _________________________ available by your draft(s) on us payable at sight not to exceed a total of ____________________________
(_______________________) when accompanied by this letter of credit and the following documents.

1) A certificate purported to be executed by a representative of ___________________ ("Lessor") stating that ________________________
         ("Lessee"), as lessee, has committed an Event of Default under the lease dated ________________, between Lessor and Lessee, or that Lessee or an affiliate of Lessee, has committed an event of default under any other lease or agreement or other instrument with or in favor of Lessor or an affiliate of Lessor including, without limitation the _________________ dated __________________, and stating the amount for which a draw under this letter of credit is made; (or) a certificate purported to be executed by a representative of Lessor stating that a replacement letter of credit for this instrument has not been supplied prior to thirty (30) days in advance of the expiration of this instrument for the account of Lessor.

2) The original letter of credit must accompany all drafts unless a partial draw is presented, in which case the original must accompany the final draft.

Irrevocable Standby Letter of Credit
Page Two




Partial drawings are permitted, with the letter of credit being reduced, without amendment, by the amount(s) drawn hereunder.


This   letter  of  credit   shall   expire  at  3:00  p.m.   at  the  office  of
____________________ on the expiration date.

This letter of credit may be transferred or assigned by the beneficiary hereof to any successor or assign of such beneficiary's interest in any such lease or other agreement or to any lender obtaining a lien or security interest in the property covered by any such lease. Each draft hereunder by any assignee or successor shall be accompanied by a copy of the fully executed documents or judicial orders evidencing such encumbrance, assignment or transfer.

Any   draft   drawn    hereunder    must   bear   the   legend    "Drawn   under
______________________   Letter  of   Credit   Number   ________________   dated
_____________________. Except so far as otherwise expressly stated, this letter of credit is subject to the "Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Brochure No. 500." We hereby agree with you and all persons negotiating such drafts that all drafts drawn and negotiated in compliance with the terms of this letter of credit will be duly honored upon presentment and deliver of the documents specified above by certified or registered mail to ____________________ located at ____________________________ if negotiated not later than 3:00 p.m. on or before the expiration date shown above.


Very truly yours,



By
     --------------------------------------

By
     --------------------------------------

                                   EXHIBIT IV
                          LEASE INSURANCE REQUIREMENTS
                          ----------------------------


         1. General Insurance Requirements. During the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Additions, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State in which the Leased Property is located. All liability type policies must name Lessor as an "additional insured." All property, loss of rental and business interruption type policies shall name Lessor as "loss payee." In addition, the policies, as appropriate, shall name as an "additional insured" or "loss payee" the holder of any mortgage, deed of trust or other security agreement ("Facility Mortgagee") securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXVI ("Facility Mortgage") by way of a standard form of mortgagee's loss payable endorsement. Any loss adustment shall require the written consent of Lessor, Lessee, and each Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage requires deposits of insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies shall insure against the following risks:


                  1.1 Loss or damaged by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement) and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 3.2) and including a building ordinance coverage endorsement;

                  1.2 Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Lessor from time to time;

                  1.3 Flood (when the Leased Property is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

                  1.4 Loss of  rental  value in an amount  not less than  twelve
(12) months' Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance - Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 1.1, 1.2 or 1.3;

                  1.5 Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit and Three Million No/100 Dollars ($3,000,000.00) in the annual aggregate; and

                  1.6 Medical Professional liability with amounts not less than One Million Dollars ($1,000,000) combined single limit and Three Million Dollars ($3,000,000) in the annual aggregate.

         2. Replacement Cost. The term "replacement cost" shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If either party believes that the replacement cost has increased or decreased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the "impartial appraiser"). The party desiring to have the replacement cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of the impartial appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase or decrease the amount of the insurance carried pursuant to this Article to the amount so determined by the impartial appraiser. Each party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser. If Lessee has made improvements to the Leased Property, Lessor may at Lessee's expense have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

         3. Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by any Facility Mortgagee and shall further at all times maintain adequate workers' compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Lessee on the Leased Property and any Capital Addition thereto in accordance with Legal Requirements.

         4. Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property and any Capital Addition thereto and Lessee's Personal Property including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so. Each party waives any claims it has against the other party to the extent such claim is covered by insurance.

         5. Policy Requirements. All of the policies of insurance referred to in this Article shall be written in form satisfactory to Lessor and by insurance companies with a policyholder rating of "A" and a financial rating of "X" in the most recent version of Best's Key Rating Guide. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and with respect to any renewal policy, at least thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor, at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Lessor upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor thirty (30) days' written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State.

         6. Increase in Limits. If either party shall at any time believe the limits of the insurance required hereunder to be either excessive or insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Lessor. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts required by any of the Facility Mortgagee.

         7. Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Article, Lessee's obligations to carry the casualty insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article are otherwise satisfied. For any liability policies covering facilities in addition to the Leased Property, Lessor may require excess limits as lessor reasonably determines.

         8. No Separate Insurance. Lessee shall not, on Lessee's own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Lessee or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insured and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or additional policies.

                                   Exhibit A

                              Existing Facilities



                                                        Approximate
Facilities                         Units               Purchase Price
- ----------                         -----               --------------
Bradenton, Florida                  40                    $2,700,000 *
Denton, Maryland                    40                     1,600,000
Wichita, Kansas                    342                    12,150,000 *
                                   ---                    ----------

Total Existing Facilities          422                   $16,450,000
                                   ---                   -----------


                                 New Facilities


                                                         Approximate
Facilities                         Units               Construction Cost
- ----------                         -----               -----------------
Colorado Springs, Colorado           80                   $5,760,000
Rancho Mirage, California            80                    5,760,000
San Bernadino, California            80                    5,760,000
Escondido, California                80                    5,760,000
Oceanside, California                80                    5,760,000
Yorba Linda, California              80                    5,760,000
Hemet, California                    80                    5,760,000
Baton Rouge, Louisiana               80                    5,760,000
Baton Rouge, Louisiana               80                    5,760,000
Lafayette, Louisiana                 80                    5,760,000
Covington, Louisiana                 80                    5,760,000
Bossier, Louisiana                   80                    5,760,000
Lake Charles, Louisiana              80                    5,760,000
Alexandria, Louisiana                80                    5,760,000
Merced, California                   40                    2,880,000
Barrington, Illinois                 80                    5,760,000
Columbus, Nebraska                   35                    2,500,000
Freemont, Nebraska                   35                    2,500,000
Grand Island, Nebraska               35                    2,500,000
Hastings, Nebraska                   35                    2,500,000
Kearney, Nebraska                    35                    2,500,000
Norfolk, Nebraska                    35                    2,500,000
                                     --                    ---------
Total New Facilities              1,450                 $104,280,000
                                  =====                 ============

* Amount to be adjusted, if appropriate, for working capital items.